Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO: Daniels Corporate Advisory Company, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated March 8, 2016, included in Daniels Corporate Advisory Company, Inc. Annual Report on Form 10-K for the year ended November 30, 2015, and to all references to our Firm included in this Registration Statement.

/s/ John Scrudato CPA,
John Scrudato CPA
Califon, NJ
May 5, 2016.